Exhibit 10.1

Ryan M. Stipe

Senior Vice President

Commercial Banking

10800 NE 8th Street, Suite 1000

Bellevue, WA 98004

425-450-5914

425-450-5989 fax

Ryan.stipe@usbank.com

March 12, 2007

Mr. Thomas Oberdorf

Chief Financial Officer & SVP

Getty Images, Inc.

601 North 34th Street

Seattle, Washington 98103

Re: Getty Images, Inc.—$350,000,000 Revolving Credit Facility

Dear Tom:

We are pleased to provide this commitment from U.S. Bank National Association (“U.S. Bank” or the “Lead Arranger”) for up to a $350,000,000 senior unsecured revolving credit facility (the “Proposed Facility”) for Getty Images, Inc. (the “Company”). The Proposed Facility will replace the existing $100,000,000 credit facility agented by U.S. Bank and will be available for general corporate purposes, including the potential acquisition of MediaVast, Inc. (“MediaVast”), redemption of all or a portion of Borrower’s existing $265,000,000 of convertible subordinated notes, working capital, and to finance fees and expenses relating to the Proposed Facility, as provided in the attached Proposed Summary of Terms and Conditions (the “Summary of Terms”). As described in the Summary of Terms, the Proposed Facility is comprised of an unsecured revolving credit facility in the amount of $200,000,000 and an accordion feature that allows the Company to increase the commitment under the unsecured revolving credit facility from $200,000,000 to an amount not to exceed $350,000,000. U.S. Bank commits to the entire $150,000,000 accordion feature, provided that (a) the Company exercises its rights under the accordion feature within six months from the date of the Credit Agreement that will evidence the Proposed Facility and (b) there shall not have occurred any material adverse change in the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Company from June 30, 2006 through the date the Company exercises its rights under the accordion feature, provided that the events and matters giving rise to the alleged default under the Company’s Convertible Subordinated Notes as described in the following filings with the Securities and Exchange Commission shall not be taken into account in determining whether there has been any such material adverse change: a Current Report on Form 8-K filed on November 9, 2006, a Current Report on Form 8-K filed on

November 29, 2006, a Current Report on Form 8-K filed on January 29, 2007, a Current Report on Form 8-K filed on February 8, 2007, a Current Report on Form 8-K filed on February 23, 2007, and the Form 12b-25 filed on March 2, 2007. U.S. Bank’s commitment to fund the accordion feature set forth in the previous sentence shall survive the closing of the Proposed Facility notwithstanding any merger provision set forth in the Credit Agreement that will evidence the Proposed Facility.

The Lead Arranger will take sole responsibility for the preparation of all documentation. Please note, however, that the terms and conditions of this commitment are not limited to those set forth in the Summary of Terms. Those matters that are not covered or made clear in the Summary of Terms are subject to the mutual agreement of the Company and the Lead Arranger. Nothing in this letter agreement shall require the Company to enter into the Proposed Facility unless satisfactory to the Company in its sole discretion.

In addition to the terms and conditions contained in the Summary of Terms, this proposal is subject to (i) the completion, delivery and execution of all documentation with respect to the Proposed Facilities on or before March 31, 2007, or on another mutually agreeable date, on terms and conditions, and in form and substance, satisfactory to the Lead Arranger and its counsel, (ii) the absence of any material adverse change in the business, assets, condition (financial or otherwise), operations, results of operations or prospects of the Company since June 30, 2006, (iii) the accuracy of all material representations that you make to us and all items of a material nature that you furnish to us, (iv) and the Lead Arranger’s determination that clear market conditions (i.e., no offering, placement or arrangement of any competing issues of debt securities or commercial bank facilities, other than those currently mandated, from the date hereof through closing) exist for syndication or participation of obligations of the Company and its subsidiaries.

It is understood and agreed that the Lead Arranger will manage, in consultation with the Company, all aspects of any syndication or participation, including (i) decisions as to the selection of institutions to be approached, (ii) when the commitments will be accepted, (iii) which institutions will participate and (iv) the final allocations of commitments among any syndicate. We will, of course, undertake to accommodate you as to the matters described in the foregoing clauses (i) through (iv).

The Company agrees to cooperate with the Lead Arranger in the formation and syndication of the Proposed Facility, and shall promptly provide to the Lead Arranger upon request all information deemed necessary by the Arranger to successfully complete a syndication of the Proposed Facility, including the preparation of information, and to provide the assistance of appropriate officers of the Company for syndication meetings with potential lenders.

Following the Company’s acceptance hereof, the Company and the Lead Arranger may make public disclosure of the existence and terms of this proposal to regulatory authorities to the extent required by law, and may file a copy of this letter in any public record in which it is required by law to be filed. Except as provided in the foregoing sentence, under no circumstances shall this letter, including the attachments hereto, be disclosed by the

Company or the Lead Arranger, directly or indirectly, to any other financial institution without the prior written approval of the Lead Arranger and the Company. Notwithstanding the foregoing, under no circumstance shall the Company disclose the amount or terms of payment of the underwriting/arrangement fee provided for in the Summary of Terms.

The Company agrees to indemnify and hold harmless the Lead Arranger and each lender in the Proposed Facility and their respective affiliates, together with their respective directors, officers, employees, advisors and agents, from and against any and all losses, claims, damages, liabilities and expenses which they may incur in connection with or arising out of any investigation, litigation, or proceeding relating to or against the Company or any of its affiliates, whether or not such indemnified party is a party thereto, related to any transaction or proposed transaction (whether or not consummated) contemplated by this letter or the Summary of Terms, unless such loss, claim, damage, liability or expense is found in a final judgment in a court of competent jurisdiction to have resulted from such indemnified party’s gross negligence or willful misconduct. This indemnity does not include normal transaction costs, which are dealt with in the next paragraph. This indemnity will be superseded by the operative documentation on the closing date.

Upon your acceptance of this commitment, the Company agrees (1) to pay from time to time upon request, whether or not the Proposed Facility is closes, all reasonable fees and out-of-pocket disbursements of counsel to the Lead Arranger, (2) to reimburse us from time to time upon request, whether or not the Proposed Facility closes, for our reasonable out-of-pocket expenses, including but not limited to syndication materials, meeting expenses and miscellaneous closing costs, and (3) to pay to the Lead Arranger all fees in accordance with the Summary of Terms. The expenses referred to in items (1) and (2) above shall be payable on the earlier to occur of (i) the closing date and (ii) the date that the parties hereto mutually agree not to consummate the transactions contemplated hereby (but in no event later than March 31, 2007). The Lead Arranger agrees to provide reasonable supporting documentation for the expenses referred to in items (1) and (2) above.

Please evidence acceptance of the foregoing by arranging for signature on behalf of the Company and returning to us an executed copy of this letter and the attached Summary of Terms on or before March 19, 2007, the date this commitment will otherwise expire (unless extended by us).

This commitment letter may be executed by the parties hereto in separate counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. In furtherance of the foregoing, it is understood that signatures hereto submitted by facsimile transmission shall be deemed to be, and shall constitute, original signatures. This proposal letter shall be governed by, and construed in accordance with, the laws of the State of Washington, and may only be amended by a writing signed by all parties.

Tom, we look forward to working with you and your colleagues on this transaction. Please do not hesitate to contact us if you should have any questions.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Sincerely yours,

U.S. BANK NATIONAL ASSOCIATION

/s/ RYAN M. STIPE
By:	Ryan M. Stipe
Title:	Senior Vice President

AGREED AND ACCEPTED BY:

GETTY IMAGES, INC.

/s/ THOMAS OBERDORF
By:	Thomas Oberdorf
Title:	Chief Financial Officer

Dated: March 19, 2007

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